Contact:	610-337-1000	For Immediate Release:
	Robert W. Krick, ext. 3645 Brenda A. Blake, ext. 3202	February 22, 2007

AmeriGas To Sell Arizona Storage Facility to Plains LPG Services

VALLEY FORGE, Pa., February 22— AmeriGas Propane, Inc., general partner of AmeriGas Partners, L.P. (NYSE: APU), announced today that the company has signed a definitive agreement to sell its Bumstead liquefied petroleum gas (LPG) storage terminal located near Phoenix, AZ to Plains LPG Services, L.P. for approximately $52 million. The Partnership expects to realize a gain on the sale of approximately $48 million. The 3.5 million barrel underground storage facility provides LPG storage for the western U.S. As part of the transaction, AmeriGas will retain the right to store propane for its retail operations under a long-term storage agreement.

Eugene V. N. Bissell, chief executive officer of AmeriGas, said: “We are extremely pleased with the agreement reached with Plains to sell the Bumstead terminal. The proceeds of the sale of the terminal will be used for general partnership purposes.”

David L. Lugar, vice president of supply and logistics for AmeriGas, said, “While Bumstead will remain an important storage location for AmeriGas retail operations in the western U. S., divestiture of the facility will enable us to focus our resources on our core businesses.” The transaction is expected to close within 90 days, subject to satisfaction of certain closing conditions.

AmeriGas Partners is the nation’s largest retail propane marketer, serving nearly 1.3 million customers from over 600 locations in 46 states. UGI Corporation (NYSE: UGI), through subsidiaries, owns 44%
of the Partnership and individual unitholders own the remaining 56%.

This press release contains certain forward-looking statements which management believes to be reasonable as of today’s date only. Actual results may differ significantly because of risks and uncertainties that are difficult to predict and many of which are beyond management’s control. You should read the Partnership’s Annual Report on Form 10-K for a more extensive list of factors that could affect results. Among them are adverse weather conditions, price volatility and availability of propane, increased customer conservation measures, the capacity to transport propane to our market area and political, economic and regulatory conditions in the U. S. and abroad. The Partnership undertakes no obligation to release revisions to its forward-looking statements to reflect events or circumstances occurring after today.

Comprehensive information about AmeriGas is available on the Internet at http://www.amerigas.com.

AP-03 ### 2/22/07